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                                   CIENA CONTACT:      Suzanne DuLong
                                                       (888) 243-6223
                                                       ir@ciena.com

                                   TELLABS CONTACT:    Thomas P. Scottino
                                                       (630) 378-7504
                                                       tom.scottino@tellabs.com
                                                       www.tellabs.com

FOR IMMEDIATE RELEASE

           CIENA ANNOUNCES PRELIMINARY FISCAL THIRD QUARTER RESULTS;
          TELLABS AND CIENA REAFFIRM BOARDS' RECOMMENDATIONS IN FAVOR
                                   OF MERGER

                        CIENA CLARIFIES CERTAIN MATTERS

LISLE, ILL., AND LINTHICUM, MD. - AUGUST 14, 1998 - CIENA today announced that it expects revenue of approximately $129 million for its third fiscal quarter ended August 1, 1998. This compares with $121.8 million in revenue reported for the third fiscal quarter of 1997. Net income for the quarter is expected to be in the range of 13 cents to 15 cents per share, exclusive of one-time charges associated with CIENA's previously announced settlement with Pirelli. This compares with net income for the third fiscal quarter of 1997 of 34 cents per share.

Patrick Nettles, president and chief executive officer of CIENA, said, "We regularly face the risk of revenue fluctuation. There was an unexpected late-quarter delay of receipt of an order of more than $25 million from an existing customer. Additionally, we believe the anticipated change to calendar quarter reporting resulted in some shifting of orders out of the fiscal third quarter."

Nettles continued, "Turning to the bottom line, during the third quarter our gross margins were impacted by price concessions offered to a large customer in return for volume commitments. This reduced gross margins below our expected business model for the quarter."

"It is too soon to predict the extent of the impact our continued market penetration efforts might have on results for the balance of the year," concluded Nettles. "The quarter's results are evidence that until we are able to more meaningfully diversify our customer base, CIENA's results for a given quarter could be significantly impacted by customer mix."

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                CIENA ANNOUNCES PRELIMINARY FISCAL THIRD QUARTER
                      RESULTS/August 14, 1998/Page 2 of 3


"We knew going into this merger that CIENA's business does not come without risks and short-term volatility," said Tellabs President and CEO Michael J. Birck. "We continue to believe in the long-term, strategic value of this transaction. CIENA's optical products and expertise, coupled with Tellabs' array of existing and pending transport products and systems, comprise a formidable product base that far outweighs short-term revenue and earnings variations. And despite CIENA's fiscal third quarter shortfall, we believe that our earlier guidance regarding third and fourth quarter results for the combined company remains appropriate."

The Boards of both companies, meeting separately this week, reaffirmed their unanimous recommendations in favor of the merger.

Assuming the merger is approved on August 21, 1998, and closed shortly thereafter, the combined company expects to report results for the calendar third quarter in either the third or fourth week of October.

AT&T CLARIFICATION

CIENA also noted that, as previously reported on the proxy material relating to the proposed merger, AT&T has indicated that it has determined not to deploy CIENA's 16-channel DWDM. This does not exclude the possibility that AT&T would deploy other 16-channel or higher-capacity systems. CIENA is not aware to what extent AT&T will do so.

                                     # # #

CIENA (NASDAQ: CIEN) is a leader of open architecture, dense wavelength division multiplexing systems for long-distance and local exchange carriers. Through its Alta subsidiary, CIENA also provides a range of engineering, furnishing and installation (EF&I) for telecommunications service providers in the areas of transport, switching and wireless communications.

Tellabs designs, manufactures, markets and services voice and data transport and access systems. The company's products are used worldwide by the providers of communications services. Tellabs, Inc., stock is listed on the Nasdaq Stock Market (TLAB).

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                CIENA ANNOUNCES PRELIMINARY FISCAL THIRD QUARTER
                      RESULTS/August 14, 1998/Page 3 of 3


NOTE TO INVESTORS

Forward-looking statements in this release are based on information available to both companies as of the date hereof. The actual results of CIENA or Tellabs could differ materially from those stated or implied by such forward-looking statements, due to risks and uncertainties associated with their respective businesses, which include among others, dependence by CIENA on its major customers and their spending patterns and competition. The ability of Tellabs and CIENA to successfully integrate operations following the merger will also significantly impact future results. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Tellabs Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on July 21, 1998 and CIENA's Form 10-Q filed with the Securities and Exchange Commission on May 21, 1998.



Tellabs and [TELLABS LOGO] are registered U.S. trademarks of Tellabs Operations, Inc. in the United States and/or in other countries. CIENA is a registered U.S. trademark of CIENA